SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2003 (December 5, 2003)

SIMEX TECHNOLOGIES, INC.

Delaware	0-26599	58-265647

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID No.)

2890 Normandy Drive, N.W., Atlanta, Georgia 30305
(Address of principal executive offices)

404-580-8152
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

As previously reported on Form 10-QSB, for the quarter ended September 30, 2003, the Company and Probity Investigations, Inc. (“Probity”) entered into an Exchange Agreement, dated September 15, 2003, whereby the Company would receive one hundred percent (100%) of the membership interests of Remote Business Management, LLC, a wholly-owned limited liability company, in exchange for 16,000,000 shares of common stock of the Company (the “Exchange Agreement”).

On December 4, 2003 the Exchange Agreement was amended pursuant to a First Amendment to Exchange Agreement, whereby the Company agreed to exchange 16,000,000 of its shares for one hundred percent of the common stock of a newly-found wholly-owned subsidiary of Probity named Remote Business, Inc. (the “First Amendment”). Under the terms of the First Amendment, Probity agreed to transfer all of the assets of Remote Business Management, LLC to Remote Business, Inc.

The closing of the share exchange occurred December 5, 2003, and Remote Business, Inc. became a wholly-owned subsidiary of the Company. The closing was reported by the Company on a press release on December 5, 2003, a copy of which is attached as an exhibit to this report.

In addition, in connection with the First Amendment, Kyu Hung Jang and Hyung Tae Kim were elected to the Board of Directors of the Company.

Item 2. Acquisition or Disposition of Assets

On December 5, 2003, the Company acquired all of the outstanding stock of Remote Business, Inc. pursuant to the terms of an Exchange Agreement, dated as of September 15, 2003, as amended on December 4, 2003. In consideration for all of the outstanding shares of Remote Business, Inc., the Company issued to Probity 16,000,000 shares of its common stock.

Remote Business coordinates the installation of security systems manufactured by Wooju Communications Co., Ltd. for retail customers, and has received an assignment of an exclusive distribution agreement between Kyros, LLC and Wooju Communications Co., Ltd. for the United States.

Item 7. Financial Statements and Exhibits.

     (a)  Financial Statements of Business Acquired

     To be filed by amendment.

     (b)  Exhibits

     2.1  First Amendment to Exchange Agreement

     99.1  Press Release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SIMEX Technologies, Inc. (Registrant)

Dated: December 5, 2003	By:	/s/Kjell I. Jagelid President and Chief Executive Officer